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[BIRDS EYE LOGO]                                                    EXHIBIT 99.1


                 VETERAN FOOD EXECUTIVE JOINS BIRDS EYE FOODS AS
                  CHAIRMAN, PRESIDENT & CHIEF EXECUTIVE OFFICER


Rochester, N.Y. (September 7, 2005) -- Birds Eye Foods, the nation's leading branded frozen vegetable company, today announced that Neil Harrison will join as chairman, president and chief executive officer. He succeeds Dennis M. Mullen, who is stepping down from active management but is making himself available as a consultant to the company.

Dan O'Connell, chief executive of Vestar Capital Partners, the private equity firm with majority ownership of Birds Eye Foods, said, "Vestar, Pro-Fac Cooperative and all Birds Eye stakeholders thank Dennis Mullen for his inspired leadership, and are pleased that we will continue to have access to his expertise in a consulting role. At the same time, we are delighted to introduce Neil Harrison, and are confident he is the right individual to guide Birds Eye's growth strategy going forward."

"It has been a privilege to have helped shape Birds Eye and to have been associated with this wonderful organization for so many years," Mullen said. "It's time now to introduce new thinking and initiatives to build on the platform we put in place. I wish Neil great success, and look forward to offering him my counsel in his new role."

Harrison, 52, brings over 27 years domestic and international food industry marketing, sales and finance experience to his leadership role at Birds Eye. His career spans increasingly senior positions with Unilever, General Foods, PepsiCo and Heinz. During his seven-year tenure at Heinz, where in 2002 he became executive vice president responsible for the $3.5 billion North America region, he developed the company's U.S. frozen food business into a $1.5 billion growth engine, which consistently delivered superior sales and profit performance.

"I am absolutely thrilled to have this opportunity to tap my US and international experience to leverage an iconic national and strong regional brands, and work with talented colleagues to realize the full potential of this wonderful company," Harrison said.

In addition to its strong national positions in frozen vegetables and the skillet categories, Birds Eye markets a number of popular regional brands, including Comstock and Wilderness fillings and toppings, Nalley and Brooks chili and chili ingredients, Bernstein's and Nalley salad dressings, and Tim's and Snyder of Berlin snacks.

A native of the United Kingdom, Harrison earned a BA Honors degree in Economics from the University of Reading in the U.K. and his Master in Business Administration from the Harvard Graduate School of Business.

Rochester, N.Y., based Birds Eye Foods, which has sales of approximately $900 million annually, processes fruits and vegetables in 13 facilities across the country. Familiar brands in the frozen aisle include Birds Eye, Birds Eye Voila!, C&W, Freshlike and McKenzie's. Other processed foods marketed by Birds Eye Foods include fillings and toppings (Comstock and Wilderness); chili and chili ingredients (Nalley and Brooks); salad dressings (Bernstein's and Nalley); snacks (Tim's and Snyder of Berlin) and Birds Eye Fresh, a premium line of fresh vegetables. Birds Eye Foods also produces many of these products for the store brands, food service and industrial markets.